SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 14, 2007
(Date of earliest event reported)

NAVTECH, INC.
(Exact name of Registrant as specified in charter)

Delaware	0-15362	11-2883366
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

Navtech Systems Support, Inc. 295 Hagey Blvd, Suite 200, Waterloo, ON, Canada,	N2L 6R5
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (519) 747-1170

None
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 14, 2007, Navtech, Inc. (the “Company”) terminated the employment of Gordon Heard, its Chief Financial Officer.

Effective March 19, 2007, Gordon Kilpatrick was appointed as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Kilpatrick served as the Vice President-Finance at Shur-Gain (a division of Maple Leaf Foods Inc.) from 2001 to 2006, and as a self-employed consultant from 1999 to 2001. Prior to 1999, Mr. Kilpatrick served in progressive financial positions at MDC Partners Inc. ending as Senior Vice President-Finance, Treasurer and Corporate Secretary. Mr. Kilpatrick is a Chartered Accountant and a graduate of the University of Waterloo with a Master of Accounting degree.

Effective March 19, 2007, the Company and Mr. Kilpatrick entered into an employment agreement that provides for an annual base salary of $185,000 (CDN) ($158,000 USD). In addition, Mr. Kilpatrick is eligible for an annual performance bonus of $46,250 (CDN) ($39,530 USD) based upon the achievement of specific performance objectives established by the Board of Directors’ Human Resources and Compensation Committee. In the event the Company terminates Mr. Kilpatrick’s employment without cause, he would be entitled to receive an amount equal to the greater of six months base salary or one month base salary for every year of service to a maximum entitlement of 12 months. In addition, effective March 19, 2007, the Company granted to Mr. Kilpatrick an option to purchase up to 100,000 shares of common stock at an exercise price of $3.10 per share. The option is exercisable to the extent of 25,000 shares on each of March 19, 2008, 2009, 2010 and 2011 and expires on March 19, 2012. The option becomes exercisable in full in the event of a change in control of the Company (as defined in the Stock Option Agreement).

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	10.1	Employment Agreement, dated March 8, 2007, between Navtech, Inc., Navtech Systems Support Inc. and Gordon Kilpatrick

	10.2	Stock Option Agreement, dated as of March 19, 2007, between Navtech, Inc. and Gordon Kilpatrick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVTECH, INC.

Date: March 20, 2007	By:	/s/ David Strucke
David Strucke
President and Chief Executive Officer